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Exhibit 5

August 4, 2006

Level 3 Financing, Inc.
Level 3 Communications, Inc.
1025 Eldorado Boulevard
Broomfield, Colorado 80021

Re:
Registration Statement on Form S-4 (File No. 333-133990)

Ladies and Gentlemen:

        We are counsel to Level 3 Financing, Inc., a Delaware corporation (the "Issuer"), and Level 3 Communications, Inc., a Delaware corporation (the "Guarantor"), and have acted as such in connection with the filing of a Registration Statement on Form S-4, as amended (File No. 333-133990) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), covering up to $150,000,000 in aggregate principal amount of new Floating Rate Senior Notes due 2011 (the "New Floating Rate Notes") of the Issuer and up to $550,000,000 in aggregate principal amount of new 12.25% Senior Notes due 2013 (the "New 2013 Notes" and, together with the New Floating Rate Notes, the "New Notes") of the Issuer, each unconditionally guaranteed by the Guarantor, to be offered in exchange for all outstanding Floating Rate Senior Notes due 2011 (the "Floating Rate Notes") of the Issuer and all outstanding 12.25% Senior Rate Notes due 2013 (the "2013 Notes" and, together with the Floating Rate Notes, the "Original Notes") of the Issuer, each unconditionally guaranteed by the Guarantor and originally issued and sold in reliance upon an exemption from registration under the Securities Act.

        The Floating Rate Notes were issued under, and the New Floating Rate Notes will be issued under, the indenture, dated as of March 14, 2006 (the "Floating Rate Notes Indenture"), among the Issuer, the Guarantor and The Bank of New York, as trustee (the "Trustee"). The 2013 Notes were issued under, and the New 2013 Notes will be issued under, the indenture, dated as of March 14, 2006 (the "2013 Notes Indenture" and, together with the Floating Rate Notes Indenture, the "Indentures") among the Issuer, the Guarantor and the Trustee. The exchange will be made pursuant to an exchange offer contemplated by the Registration Statement (the "Exchange Offer"). As used herein, the term "Registrants" refers to the Issuer and the Guarantor.

        We have examined originals or copies, certified or otherwise, identified to our satisfaction, of (a) the forms of New Notes, (b) the Indentures and (c) the respective certificates of incorporation (or equivalent), as amended, and by-laws (or equivalent) of the Registrants.

        We have also examined original, reproduced or certified copies of such records of the Registrants as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, agreements, documents, instruments and certificates of the Registrants submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; (iii) the due authorization, execution and delivery of all documents and agreements (including the Indentures) by all parties thereto (other than the Registrants) and the binding effect of such documents and agreements on all such parties (other then the Registrants); (iv) the legal rights and power of all such parties (other than the Registrants) under all applicable laws and regulations to enter into, execute and deliver such agreements and documents; and (v) the capacity of natural persons. As to all questions of fact material to such opinions, we have relied without independent check or verification upon certificates of the Registrants, and their respective officers, employees, agents and representatives; and certificates of public officials.

A.
Based on the foregoing and subject to the qualifications and limitations expressed below, we are of the opinion that:

1.
The execution and delivery of the Indentures have been duly authorized by the Registrants, and the Indentures constitute legal, valid and binding obligations enforceable against the Registrants in accordance with the terms thereof.

2.
The New Notes have been duly authorized by the Issuer and, when duly executed by the proper officers of the Issuer, duly authenticated by the Trustee and issued by the Issuer in accordance with the terms of the Indentures and the Exchange Offer, will constitute legal, valid and binding obligations of the Issuer, will be entitled to the benefits of the Indentures and will be enforceable against the Issuer in accordance with the terms thereof.

3.
The guarantees of the New Notes by the Guarantor have been duly authorized by the Guarantor and, when the New Notes are duly executed by the proper officers of the Issuer, duly authenticated by the Trustee and issued by the Issuer in accordance with the terms of the Indentures and the Exchange Offer, the guarantees of the New Notes will constitute legal, valid and binding obligations of the Guarantor, will be entitled to the benefits of the Indentures and will be enforceable against the Guarantor in accordance with the terms thereof.

B.
The foregoing opinions are subject to the following qualifications:

  The opinions set forth in paragraphs A1 through and including A3 above are qualified in that the legality or enforceability of the documents referred to therein may be (a) subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (b) limited insofar as the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any enforcement thereof may be brought and (c) subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing.

        This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law) and the Federal laws of the United States.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

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  Exhibit 5